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                                                                  EXHIBIT 11.1


                        Instant Video Technologies, Inc.
                               Earnings Per Share
                           December 31, 1995 and 1994



                                                         1995               1994
                                                        ------             ------
Shares outstanding at beginning of year .......        3,992,716          4,036,869

Average common shares outstanding:
 from the following transactions

  Cancellation of notes to former president ...         (253,546)                --

  Conversion of debt ..........................           93,318             75,342

  Shares issued for cash ......................           16,028                 --

  Stock issued for financing ..................            7,639                 --

  Conversion of Series D preferred ............               --             26,557
                                                       ----------         ---------
                                                        3,856,155         4,138,768
                                                       ----------         ---------
Net Loss ......................................        $1,159,636           456,633
                                                       ----------         ---------
Net loss per share ...........................         $    (0.30)            (0.11)
                                                       ==========         =========



